EXHIBIT 99.1

FirstEnergy Corp.	For Release: August 7, 2007
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ronald Seeholzer
(330) 384-5247	(330) 384-5783

FIRSTENERGY REPORTS HIGHER SECOND QUARTER EARNINGS

Akron, Ohio - FirstEnergy Corp. (NYSE: FE) today reported second quarter 2007 basic earnings per share of common stock of $1.11 ($1.10 diluted) on net income of $338 million and revenue of $3.1 billion.  This compares with second quarter 2006 basic earnings per share of common stock of $0.92 ($0.91 diluted) on net income of $304 million and revenue of $2.8 billion.

Second quarter 2007 results reflect increased sales margins driven by higher electric sales revenue.  Per share earnings were further enhanced by reduced shares outstanding from the repurchase of approximately 25 million shares of common stock since the second quarter of 2006.  Earnings during the 2007 quarter were reduced by an after-tax charge of $0.02 per common share related to the impairment of securities held in trust for future nuclear decommissioning activities.

“We continue to execute our plan for achieving our operating and financial goals, which is key to meeting the expectations of our shareholders and customers,” said President and Chief Executive Officer Anthony J. Alexander.  “Our second quarter results demonstrate our commitment to continuous improvement throughout the organization.”

The company’s total electric generation megawatt-hour (MWH) sales increased 2.9 percent in the second quarter of 2007 compared to the 2006 period, with electricity sales to the retail sector increasing 4.5 percent, and sales to the wholesale sector decreasing 3.1 percent.  Kilowatt-hour deliveries to customers through the company’s utility distribution systems increased by 4.4 percent in the quarter.  The increase in deliveries was driven by higher weather-related use from residential and commercial customers, partially offset by slightly reduced deliveries to industrial customers.

FirstEnergy’s generating fleet set a record second quarter output of 20.4 million MWH, an increase of 0.1 million MWH over last year’s second quarter.  The company’s increase in generation capacity in the past year, as well as record quarterly output by the fossil generation fleet, contributed to this performance.

For the first six months of 2007 net income was $628 million, or $2.03 per basic share of common stock ($2.01 diluted), with revenue of $6.1 billion.  This compares with 2006 first-half net income of $525 million, or $1.59 per basic share of common stock ($1.58 diluted), and revenue of $5.5 billion.

    FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights of company developments and financial results for the second quarter of 2007 – is posted on the company’s Web site – www.firstenergycorp.com/ir.  To access the report, click on 2Q 2007 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet Webcast of its teleconference for financial analysts at 1:00 p.m. Eastern Daylight Time today.  FirstEnergy management will present an overview of the company’s financial results for the quarter, followed by a question-and-answer session.  The teleconference can be accessed on the company’s Web site by selecting the Q2 2007 Earnings Conference Call link. The Webcast will be archived on the Web site.

    FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC (including, but not limited to, the Demand For Information issued to FENOC on May 14, 2007) and the various state public utility commissions as disclosed in our SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the Distribution Rate Cases and the generation supply plan filing for the Ohio Companies and the successful resolution of the issues remanded to the

PUCO by the Ohio Supreme Court regarding the Rate Stabilization Plan) and the PPUC (including the Pennsylvania Power Company Default Service Plan filing), the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, any final adjustment in the purchase price per share under the accelerated share repurchase program announced March 2, 2007, the risks and other factors discussed from time to time in our SEC filings, and other similar factors.  We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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